Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-251368) on Form S-8 of Certara, Inc. and Subsidiaries of our reports dated March 1, 2023, relating to the consolidated financial statements, and the effectiveness of internal control over financial reporting of Certara, Inc. and Subsidiaries, appearing in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of Certara, Inc. and Subsidiaries for the year ended December 31, 2022.

/s/ RSM US LLP

Blue Bell, Pennsylvania

March 1, 2023